EXHIBIT 10.2
FIRST INDUSTRIAL REALTY TRUST, INC.
2001 STOCK INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT
     AGREEMENT, made and entered into as of «Grant_Date» by and between First Industrial Realty Trust, Inc. (the “Company”) and «Name» (the “Grantee”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Company’s 2001 Stock Incentive Plan (the “Plan”).
     WHEREAS, the Committee, pursuant to the Plan, desires to make a Restricted Stock Unit Award to Grantee.
     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the Company and the Grantee agree as follows:
     (a) Grant. Pursuant to the provisions of the Plan, the terms of which are incorporated herein by reference, the Company hereby grants to the Grantee «M___of_Shares» Restricted Stock Units. Each Restricted Stock Unit represents the right to receive in the future, subject to the terms and conditions set forth in this Agreement and the Plan, one (1) share of common stock, par value $.01 per share, of the Company (“Stock”). The Restricted Stock Units will be credited to the Grantee in an unfunded bookkeeping account established for the Grantee by the Company. The Restricted Stock Units are granted as of «Grant_Date» (the “Date of Grant”).
     (b) Vesting. The Restricted Stock Units shall vest, and the Grantee shall be issued a number of shares of Stock equal to the number of vested Restricted Stock Units, free and clear of any restrictions, except such imposed under applicable law, if any, under the following circumstances:
(i)	so long as the Grantee is employed with the Company:
(A)	[one-third of the Restricted Stock Units shall vest on «Vest_Date_1»];

(B)	[an additional one-third of the Restricted Stock Units shall vest on «Vest_Date_2»];

(C)	[the remaining one-third of the Restricted Stock Units shall vest on «Vest_Date_3»];
(ii)	in the event of a Change in Control of the Company, as defined under the Plan;

(iii)	in the event of the involuntary termination of the service of the Grantee for any reason other than Cause, in which case the date of termination will be deemed to be the date the Grantee is given notice of such termination; or

(iv)	the Committee so directs.
     (c) Share Delivery. Upon vesting, shares of Stock shall be issued to the Grantee; provided that the Company shall not be obligated to issue shares in certificated form, provided further, however, that the Company shall not be obligated to issue any Stock hereunder until all applicable securities laws and other legal and stock exchange requirements have been satisfied.
     (d) Rights of Stockholder. The Grantee, by virtue of the Restricted Stock Unit Award, shall have no right to receive dividends with respect to any shares of Stock, or vote any shares of Stock, prior to the vesting of the Restricted Stock Unit Award. Notwithstanding the foregoing, the Grantee shall have the right to receive Dividend Equivalents with respect to the Restricted Stock Units. Dividend Equivalents will be paid in cash to the Grantee at the same time as dividends are paid to holders of shares of Stock. The grant of the Restricted Stock Unit Award shall not confer on the Grantee any right with respect to continuance of service with the Company nor shall such grant confer any right to future grants of Restricted Stock Units, or any other awards in lieu thereof, while employed by the Company. The grant shall not interfere in any way with the right of the Company to terminate the Grantee’s service at any time.
     (e) Recapitalizations, Dividends and Adjustments. In the event of any recapitalization, reclassification, split-up or consolidation of shares of Stock, separation (including a spin-off), dividend on shares Stock payable in capital stock or other similar change in capitalization of the Company, merger or consolidation of the Company, sale by the Company of all or a portion of its assets or other similar event, the Committee shall make such appropriate adjustments in the number and kind of securities, cash or other property which may be issued pursuant to the Restricted Stock Unit Award including, without limitation, Dividend Equivalents, as is necessary to maintain the proportionate interest of the Grantee and preserve the value of the Restricted Stock Unit Award.
     (f) Nontransferability. The Restricted Stock Unit Award shall not be transferable by the Grantee except by will or the laws of descent and distribution.
     (g) Withholding. The Grantee agrees to make appropriate arrangements, consistent with the provisions of Section 11 of the Plan, with the Company for satisfaction of any applicable tax withholding requirements, or similar requirements, arising out of this Agreement.
     (h) References. References herein to rights and obligations of the Grantee shall apply, where appropriate, to the Grantee’s legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Agreement.
     (i) Notice. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:

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If to the Company:	First Industrial Realty Trust, Inc. 311 S. Wacker Drive, Suite 4000 Chicago, Illinois 60606 Attn: Chief Financial Officer

If to the Grantee:	«Name» «Address1», «Address2» «Country»
     (j) Counterparts. This Agreement may be executed in counterparts, each of which shall constitute one and the same instrument.
     (k) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to the principles of conflict of laws, except to the extent such law is preempted by federal law.
     (l) Data Privacy. By executing this Agreement, the Grantee hereby agrees freely, and with full knowledge and consent, to the collection, use, processing and transfer (collectively, the “Use”) of certain personal data such as the Grantee’s name, salary, job title, position evaluation rating, along with details of all past Awards and current Awards outstanding and awarded under the Plan (collectively, the “Data”), for the purpose of managing and administering the Plan, a copy of which the Grantee acknowledges having received and understood. The Grantee further acknowledges and agrees that the Company and/or any of its Affiliates (all as defined in the Plan) may make Use of the Data amongst themselves, and/or with any other third parties assisting the Company in the administration and management of the Plan (collectively, the “Data Recipients”). In keeping therewith, the Grantee hereby further authorizes any Data Recipients, including any Data Recipients located in foreign jurisdictions, to continue to make Use of the Data, in electronic or other form, for the purposes of administering and managing the Plan, including without limitation, any necessary Use of such Data as may be required for the subsequent holding of Stock on the Grantee’s behalf by a broker or other third party with whom the Grantee may elect to deposit any Stock acquired through the Plan. The Company shall, at all times, take all commercially reasonable efforts to ensure that appropriate safety measures shall be in place to ensure the confidentiality of the Data, and that no Use will be made of the Data for any purpose other than the administration and management of the Plan. The Grantee may, at any time, review his or her Data and request necessary amendments to such Data. The Grantee may withdraw consent to the Use of the Data herein by notifying the Company in writing at the following address: First Industrial Realty Trust, Inc. Attn: Cheryl Wade, 311 S. Wacker Drive, Suite 4000, Chicago, IL 60606, USA; however, because the Data is essential to the Company’s ability to administer and manage the Plan and to assess employee admissibility under the Plan, by withdrawing consent to the Use of the Data, the Grantee may affect his or her eligibility to participate in the Plan. By executing this Agreement, the Grantee hereby releases and forever discharges the Company from any and all claims, demands, actions, causes of action, damages, liabilities, costs, losses and expenses arising out of, or in connection with, the Use of the Data for purposes of managing and administering the Plan, including without limitation, any and all claims for invasion of privacy, infringement of the Grantee’s right of publicity, defamation and any other personal, moral and/or property rights.

     IN WITNESS WHEREOF, the undersigned has executed this Agreement as of «Grant_Date».

FIRST INDUSTRIAL REALTY TRUST, INC.

By:

     I hereby acknowledge that I have received a copy of the Plan and am familiar with the terms and conditions set forth therein. I agree to accept as binding, conclusive, and final all decisions and interpretations of the Committee. As a condition to the receipt of the Restricted Stock Unit Award, I hereby authorize the Company to withhold from any regular cash compensation payable to me by the Company any taxes required to be withheld under any applicable law as a result of this Restricted Stock Unit Award.

GRANTEE

By:
«Name»

Date:

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